Exhibit 4.3

ESCROW AND SECURITY AGREEMENT

Dated as of June 1, 2015

BANK OF AMERICA, N.A.

as Escrow Agent and Financial Institution

ENERGIZER SPINCO, INC.

as Grantor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

THIS ESCROW AND SECURITY AGREEMENT is entered into on June 1, 2015 (this “Agreement”), by and among Bank of America, N.A., as escrow agent (in such capacity, the “Escrow Agent”), Bank of America, N.A., as a “bank” and “securities intermediary” (each term as defined in the Code (as defined herein)) (in such capacities, the “Financial Institution”), The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture described below (the “Trustee”), and Energizer SpinCo, Inc., a Missouri corporation (the “Grantor”).

RECITALS

Pursuant to that certain indenture (the “Indenture”) dated as of June 1, 2015, by and between the Grantor and the Trustee, the Grantor will issue $600,000,000 aggregate principal amount of its 5.500% Senior Notes due 2025 (the “Notes”). The Notes are being issued in a private placement (the “Offering”) pursuant to that certain purchase agreement dated as of May 15, 2015 (the “Purchase Agreement”), among the Grantor and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative (the “Representative”) of the several initial purchasers named therein (the “Initial Purchasers”). In connection with the private placement of the Notes, the Grantor prepared an Offering Memorandum dated May 15, 2015 (the “Offering Memorandum”).

The Grantor does not expect to satisfy certain conditions of issuance of the Notes contemporaneously with the issuance of the Notes. Pending satisfaction of such conditions, the Grantor is issuing the Notes and has agreed with the Initial Purchasers in the Purchase Agreement and with the Trustee in the Indenture to enter into this Agreement and to escrow the net proceeds from the Offering. When and if such conditions are satisfied, the escrowed proceeds will be released to the Grantor and if such conditions are not satisfied, the escrowed proceeds will be released to the Trustee for application to fund a special redemption of the Notes.

The Grantor, the Trustee, the Financial Institution and the Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, the Financial Institution will maintain the Escrow Account (as defined herein) and the Escrow Agent will distribute the Escrow Property (as defined below) in accordance with and subject to the following:

ARTICLE 1

INSTRUCTIONS

Section 1.01. Appointment of the Escrow Agent. The Grantor and the Trustee hereby appoint Bank of America, N.A. as Escrow Agent in accordance with the terms and conditions set forth herein, and Bank of America, N.A. hereby accepts such appointment.

Section 1.02 Escrow Property.

The initial funds to be deposited with the Financial Institution will be as follows:

(a) Concurrently with the execution and delivery hereof and the issuance of the Notes, as provided in the Purchase Agreement, the Representative of the Initial Purchasers will deposit, or cause to be deposited, with the Financial Institution $592,500,000.00 and the Grantor will deposit, or cause to be deposited, with the Financial Institution $11,533,333.33, in each case in cash or by wire transfer in immediately available funds (the “Initial Deposit”), which amounts collectively represent an amount sufficient to redeem in cash the principal amount of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the interest that would accrue to, but excluding, July 16, 2015, if the Notes are required to be redeemed pursuant to Section 3.08 of the Indenture. The Escrow Agent shall have no responsibility to monitor or enforce the obligation of any party to make a deposit into the Escrow Account. The Escrow Agent has no responsibility for determining whether the amount of the deposits is sufficient for the intended purpose.

(b) The Financial Institution will accept the Initial Deposit and will hold such funds, all investments thereof, any Distributions (as hereinafter defined) and the proceeds of the foregoing in account number [    ] maintained by the Financial Institution in the name of the Trustee (such account, together with any other account maintained by the Financial Institution hereunder, the “Escrow Account”) for disbursement in accordance with the provisions hereof. The Trustee will be the entitlement holder with respect to the Escrow Property and the Escrow Account. The Grantor will not have any access to the Escrow Account or funds or investments credited thereto, other than the limited contractual right to receive the Escrow Property under the circumstances specified in Section 1.05 hereof. The Initial Deposit, the Escrow Account and all funds or securities now or hereafter credited to the Escrow Account, all investments of any of the foregoing, plus all interest, dividends and other distributions and payments on any of the foregoing (collectively the “Distributions”) received or receivable in respect of any of the foregoing, together with all proceeds of any of the foregoing are collectively referred to herein as “Escrow Property.”

Section 1.03. Grantor’s Limited Rights in Escrow Property; Security Interest.

(a) The Grantor hereby pledges, assigns and grants to the Trustee, for the benefit of the holders of the Notes, as security for the due and punctual payment when due of all amounts that may be payable from time to time under the Indenture and the Notes, a continuing security interest in, and a lien on, all of the Grantor’s rights, whether now existing or hereafter acquired or arising, under this Agreement and in all right, title and interest of the Grantor, whether now existing or hereafter acquired or arising, in the Escrow Account, the Escrow Property and all security entitlements in respect of financial assets credited to the Escrow Account from time to time.

(b) The Grantor represents and warrants that the security interest of the Trustee in this Agreement, to the extent that the Grantor has rights herein, and the Escrow Account and Escrow Property, will, after execution and delivery of this Agreement by all parties hereto, at all times be valid, perfected and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law) as a first priority security interest by the Trustee against the Grantor and all third parties in accordance with the terms of this Agreement.

(c) The parties hereto acknowledge and agree that: (i) the Escrow Account will be treated as a “Securities Account,” (ii) the Escrow Property (other than the Escrow Account) and other assets (including the Initial Deposit and any other cash) credited to the Escrow Account will be treated as “Financial Assets,” (iii) this Agreement governs the Escrow Account and provides rules governing the priority among possible “Entitlement Orders” received by the Financial Institution from the Grantor, the Trustee and any other persons entitled to give “Entitlement Orders” with respect to such Financial Assets and (iv) the “Securities Intermediary’s Jurisdiction” is the State of New York. The Financial Institution represents and warrants that it is a “Securities Intermediary” with respect to the Escrow Account and the “Financial Assets” credited to the Escrow Account. Except as specifically provided herein, the terms of the New York Uniform Commercial Code, as amended, or any successor provision (the “Code”), will apply to this Agreement, and all terms quoted in this clause (c) and clause (e) will have the meanings assigned to them by Article 8 and Article 9 of the Code.

(d) The Escrow Agent hereby agrees that all property delivered to the Escrow Agent for crediting to the Escrow Account will be promptly credited to the Escrow Account by the Financial Institution. The Financial Institution represents and warrants that it has not entered into, and agrees that it will not enter into, any control agreement or any other agreement relating to the Escrow Account or the Escrow Property with any other third party without the prior written consent of the Grantor, the Trustee and the Representative. The parties agree that all financial assets (except cash) credited to the Escrow Account will be registered in the name of the Financial Institution or indorsed to the Financial Institution or in blank and in no case will any financial asset credited to the

Escrow Account be registered in the name of the Grantor, payable to the order of the Grantor or specially indorsed to the Grantor unless such financial asset has been further indorsed to the Financial Institution or in blank.

(e) Each of the parties hereto acknowledges and agrees that the Escrow Account and the Escrow Property will be under the control (within the meanings of Sections 8-106 and 9-106 of the Code) of the Trustee (in accordance with the Indenture) and, notwithstanding any other provision of this Agreement, the Financial Institution will comply with all “Entitlement Orders” (as defined in Section 8-102 of the Code) with respect to the Escrow Account and all instructions directing disposition of funds in the Escrow Account, in each case originated by the Trustee (in accordance with the Indenture) without further consent of the Grantor or any other person; provided, however, that so long as the Trustee has not notified the Escrow Agent and Financial Institution in writing that a Default (as defined in the Indenture) exists or following the receipt by the Escrow Agent and the Financial Institution of a written notice from the Trustee that any existing Default (as defined in the Indenture) has been cured or waived, the Financial Institution shall honor Entitlement Orders issued by the Grantor in accordance with Section 1.05 hereof.

(f) The Grantor agrees to take all steps reasonably necessary in connection with the perfection of the Trustee’s security interest in this Agreement and the Escrow Property and the protection of the Escrow Property from claims by third parties and, without limiting the generality of the foregoing, the Grantor hereby authorizes the Trustee and the Initial Purchasers on behalf of the Trustee to file one or more UCC financing statements in such jurisdictions and filing offices and containing such description of collateral as the Initial Purchasers on behalf of the Trustee, may determine are reasonably necessary in order to perfect the security interest granted herein, and any such filing is authorized to be made by the Initial Purchasers or their counsel on behalf of the Trustee. The Grantor represents and warrants that it is duly incorporated and validly existing as a corporation under the laws of the state of Missouri and is not organized under the laws of any other jurisdiction, and the Grantor hereby agrees that, prior to the termination of this Agreement, it will not change its name or jurisdiction of organization without giving the Trustee and the Initial Purchasers not more than 10 or less than 5 days’ prior written notice thereof (other than a change of name contemplated in the Offering Memorandum).

(g) Upon the release of any Escrow Property pursuant to Section 1.05 hereof, the security interest of the Trustee for the benefit of the holders of the Notes granted herein will automatically terminate with respect to any such Escrow Property so released without any further action and such released Escrow Property will be delivered to the recipient free and clear of any and all liens, claims or encumbrances of the Financial Institution, the Escrow Agent, the Trustee and the holders of the Notes. The Trustee will, at the reasonable request of the Grantor, take all steps reasonably necessary to terminate any financing statements and will execute such other documents without recourse, representation or warranty of any kind as the Grantor may reasonably request in writing to evidence or confirm the termination of the security interest in such released Escrow Property.

Section 1.04. Investment of Escrow Property. The Escrow Agent is authorized and directed, and agrees promptly to deposit the Escrow Property including without limitation the Initial Deposit in the Escrow Account and hereby agrees to treat any such investment as a “Financial Asset” within the meaning of Section 8-102(a)(9) of the Code. The Escrow Property shall be invested by Escrow Agent in the Bank of America Treasury Reserve Cap Fund (CPLXX), CUSIP 097101307. Grantor and Trustee acknowledge receipt of the prospectus for such fund at the time of execution of this Agreement.

Section 1.05. Distribution of Escrow Property. Subject to Section 1.03(e), the Escrow Agent is directed to cause the Financial Institution to hold and distribute the Escrow Property in the following manner:

(a) The Escrow Agent will only release the Escrow Property as specifically provided for in this Section 1.05. All release and disbursement instructions and Entitlement Orders delivered to Escrow Agent shall specify (i) the amount to be disbursed, (ii) the date of disbursement, (iii) the recipient of the disbursement, and (iv) the manner of disbursement and delivery instructions except that in the case of parties having wire transfer instructions specified in Section 1.07 wire transfer instruction shall not be set forth at length, but reference shall be made to Section 1.07.

(b) Upon the satisfaction of the following conditions, the Grantor will promptly deliver an Officers’ Certificate (such delivery to be in accordance with Section 3.01 hereof), substantially in the form attached as Exhibit A hereto and signed by two Authorized Persons (as defined in Section 3.01 hereof) of the Grantor, to the Trustee and the Escrow Agent, confirming that all of the following conditions have been met or will be satisfied concurrently with the release of the Escrow Property and instructing the Escrow Agent to release the Escrow Property (the “Officers’ Certificate”):

(i) the completion of the Internal Reorganization (as defined in the Indenture), on substantially the terms described in the Offering Memorandum, without any modification that is materially adverse to the holders of the Notes;

(ii) the satisfaction of all conditions precedent to initial funding under a new secured term loan facility and a new secured revolving credit facility pursuant to a credit agreement (the “Credit Agreement”) with terms consistent in all material respects with those described in the Offering Memorandum under “Description of Material Indebtedness—the Senior Credit Facilities” and the Grantor has incurred $400.0 million under the secured term loan facility,

(iii) such officers believe, on behalf of the Grantor, that the consummation of the Separation (as defined in the Offering Memorandum) on substantially the terms described in the Offering Memorandum (without any modification that is materially adverse to the holders of the Notes) will occur within one Business Day after the date of the escrow release,

(iv) upon such release and after giving effect thereto, no Default (as defined in the Indenture) shall have occurred and be continuing, and the Grantor and its Restricted Subsidiaries (as defined in the Indenture) will have no material Debt (as defined in the Indenture) other than Debt described in the Offering Memorandum, and

(v) (i) the execution and delivery by each Domestic Restricted Subsidiary (as defined in the Indenture) of the Grantor that guarantees Debt or is a borrower under the Credit Agreement of (A) a supplemental indenture pursuant to which such Domestic Restricted Subsidiary will become a guarantor party to the Indenture, (B) a joinder agreement under which it will become a party to the Purchase Agreement and (ii) the delivery by the Grantor of certain opinions of its counsel to the Initial Purchasers as required under Section 5 of the Purchase Agreement, provided that, it is understood that certain steps set forth above may occur during the day after the release of funds from the Escrow Account, and the funds shall be released upon certification that such steps will occur during the day thereafter.

(c) Promptly upon receipt of the Officers’ Certificate from the Grantor, the Escrow Agent will cause the liquidation of all investments, if any, of Escrow Property then held by it and cause the release of all of the Escrow Property to the Grantor, at the Grantor’s written direction by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.07 hereof or to the Trustee as directed by the Grantor.

(d) If the conditions contained in clause (b) have not been satisfied by July 9, 2015, the Escrow Agent will, upon receipt of written notification from the Grantor that such conditions have not been satisfied, which the Grantor shall be required to provide (or if the Escrow Agent receives written notice pursuant to Section 1.05(e) prior to such time), cause the liquidation of all investments of Escrow Property then held by it on or before noon on the Business Day immediately prior to July 16, 2015 and cause the release of all of the Escrow Property as follows:

(i) first, to the Paying Agent under the Indenture, an amount of Escrow Property certified by the Grantor as equal to the Special Redemption Price for payment to the holders of the Notes in accordance with the special redemption provision contained in Section 3.08 of the Indenture; such release of Escrow Property to the Paying Agent under the Indenture will be made by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 1.07 hereof; provided that if the amount of the Escrow Property is less than the amount required to be paid for the Special Redemption Price, the Grantor will deliver to the Paying Agent, on or prior to July 16, 2015, an amount equal to the deficiency, in accordance with Section 3.05 of the Indenture.

(ii) second, to the Grantor, any Escrow Property remaining after distributions in clause (d)(i) above, by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 1.07 hereof.

(e) The Grantor may determine, in the good faith judgment of the Board of Directors of the Grantor, that the conditions contained in clause (b) of this Section 1.05 will not be satisfied by July 9, 2015, in which case the Grantor shall be required to cause a special redemption of the Notes under Section 3.08 of the Indenture. Upon written notice and instruction from the Trustee to the Escrow Agent (which will only be given after the Grantor has given the corresponding written notice to the Trustee, which notice specifies the special redemption price as required by Section 3.08 of the Indenture (the “Special Optional Redemption Price”)) that the Grantor is required to cause the special redemption of the Notes and certification of the date fixed for such special redemption the Escrow Agent will, on or before noon on the Business Day immediately prior to the date fixed for such special redemption, cause the liquidation of all investments of Escrow Property then held by the Financial Institution and release all of the Escrow Property as follows:

(i) first, to the Paying Agent under the Indenture, an amount of Escrow Property in cash equal to the Special Optional Redemption Price (as specified in such instructions from the Trustee) for payment to the holders of the Notes in accordance with the redemption provisions contained in Section 3.08 of the Indenture; such release of Escrow Property to the Paying Agent under the Indenture will be made by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 1.07 hereof; provided that if the amount of the Escrow Property is less than the amount required to be paid for the Special Optional Redemption Price, the Grantor will deliver to the Paying Agent, on or prior to the date fixed for such special redemption, an amount equal to the deficiency, in accordance with Section 3.05 of the Indenture.

(ii) second, to the Grantor, any Escrow Property remaining after distributions in clause (e)(i) above, by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 1.07 hereof.

(f) If the Escrow Agent receives a written notice and instruction from the Trustee that the principal amount of and accrued and unpaid interest on the Notes have become immediately due and payable pursuant to Article 6 of the Indenture, then the Escrow Agent will, within one Business Day after receipt of such written notice and instruction from the Trustee, cause the liquidation of all Escrow Property then held by the Financial Institution and cause the release of all of the Escrow Property as follows:

(i) first, to the Escrow Agent and the Trustee, an amount of Escrow Property in cash equal to amounts due and owing to the Escrow Agent and Trustee (as set forth in the notice provided pursuant to this (f)) in respect of fees, expenses and liabilities of the Escrow Agent under this Agreement and the Trustee under the Indenture, as the case may be;

(ii) second, upon the written direction of the Trustee, to the Paying Agent for payment to the holders of the Notes, an amount of Escrow Property sufficient to pay such accelerated principal amount and interest, if any, thereon; such release of Escrow Property to the Paying Agent will be made by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 1.07 hereof; and

(iii) third, to the Grantor, any Escrow Property remaining after distributions in clauses (f)(i) and (ii) above, by wire transfer of immediately available funds in accordance with the wire instructions set forth in Section 1.07 hereof.

(g) In any case hereunder in which the Escrow Agent is to receive instructions to release the Escrow Property, the Escrow Agent shall be entitled to conclusively rely on such instructions with no responsibility to calculate or confirm amounts or percentages to release or compliance with any other document.

(h) The Trustee and Grantor shall provide the Escrow Agent with a list of authorized representatives, initially authorized hereunder as set forth on Schedule 3.01; as such Schedule 3.01 may be amended or supplemented from time to time by delivery of a revised and re-executed Schedule 3.01 to the Escrow

Agent. Notwithstanding the foregoing sentence, the Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications reasonably believed by it in good faith to have been sent or given by the Trustee or Grantor as the case may be or by a person or persons authorized by the Trustee or Grantor. The Escrow Agent specifically allows for receiving direction by written or electronic transmission from an authorized representative with the following caveat, the Grantor agrees to indemnify and hold harmless the Escrow Agent against any and all claims, losses, damages, liabilities, judgments, costs and reasonable expenses (including reasonable and documented attorneys’ fees of one legal counsel) (collectively, “Losses”) incurred or sustained by the Escrow Agent as a result of or in connection with the Escrow Agent’s reliance upon and compliance with instructions or directions given by written or electronic transmission by them respectively, provided, however, that such Losses have not arisen from the gross negligence or willful misconduct of the Escrow Agent, it being understood that forbearance on the part of the Escrow Agent to verify or confirm that the person giving the instructions or directions, is, in fact, an authorized person shall not be deemed to constitute gross negligence or willful misconduct. In the event funds transfer instructions are given to the Escrow Agent pursuant to the terms of this Agreement (other than with respect to fund transfers to be made contemporaneously with the execution of this agreement), regardless of the method used to transmit such instructions, such instructions must be given by an individual designated on Schedule 3.01. Further, the Escrow Agent is authorized to obtain and rely upon confirmation of such instructions by telephone call-back to the person or persons designated for verifying such instructions on Schedule 3.01 (such person verifying the instruction shall be different than the person initiating the instruction). The Escrow Agent may require any party hereto which is entitled to direct the delivery of fund transfers to designate a phone number or numbers for purposes of confirming the requested transfer. The Trustee and Grantor agree that the Escrow Agent may delay the initiation of any fund transfer until all security measures it deems to be necessary and appropriate have been completed and shall incur no liability for such delay.

Section 1.06. Addresses. Notices, instructions and other communications will be sent as follows:

(a)	to Escrow Agent or the Financial Institution:

Bank of America, N.A.

Global Custody and Agency Services

135 S. LaSalle Street

IL4-135-05-07

Chicago, Illinois 60603

Attention: Alice Wolan

Telephone: (312) 992-9782

Fax: (312) 453-4443

Email address: alice.m.wolan@bankofamerica.com

(b)	to Trustee:

The Bank of New York Mellon Trust Company, N.A.

2 N. LaSalle Street, Suite 1020

Chicago, IL 60602

Attention: Corporate Trust Administration

Attention: (312) 827-8542

(c)	to Grantor:

Energizer SpinCo, Inc.

533 Maryville University

St. Louis, MO 63141

Attention: General Counsel

with a copy to (which shall not constitute notice hereunder):

Bryan Cave LLP

One Metropolitan Square

21 North Broadway, Suite 3600

St. Louis, Missouri 63102

Facsimile: (314) 552-8149

Attention: R. Randall Wang

(d)	to the Representative and the Initial Purchasers:

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, New York 10036

Facsimile: (212) 901-7867

Attention: Legal Department

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn.: Michael Kaplan

Telecopier: (212) 701-5111

Section 1.07. Wire Transfer Instructions.

Unless otherwise indicated in the Officers’ Certificate, all cash (including the cash proceeds from liquidation of any Escrow Property) distributed from the Escrow Account to the Grantor will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank Name:

Account Name:

ABA #

Account #

Address:

Phone:

Unless otherwise indicated in writing from the Trustee or the Paying Agent to the Escrow Agent, all cash distributed from the Escrow Account to the Paying Agent will be transferred by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank Name:

Account Name:

ABA #

Account #

Ref.:

Phone:

Unless otherwise indicated in writing from the Escrow Agent to the Grantor and the Initial Purchasers, the Initial Deposit and any fees described in Exhibit B hereto will be transferred to the Escrow Agent by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Bank Name:

ABA/Routing #

Further credit to Account Name:

Further credit to Account Number:

Attention:

Phone:

Upon termination of this Agreement and after any required liquidation or distribution of Escrow Property for the benefit of any person other than the Grantor pursuant to Section 1.05 hereof, any Escrow Property consists of assets other than cash and is to be released to the Grantor, the Escrow Agent shall cause the liquidation of such Escrow Property into cash and distribute it to the Grantor upon the written request of Grantor pursuant to this Section 1.07. No request by the Grantor pursuant to this paragraph shall constitute an “Entitlement Order” or instruction with respect to the Escrow Property.

Section 1.08. Compensation.

(a) Upon execution of this Agreement, the Grantor will pay the Escrow Agent for its services in accordance with the fee schedule agreed to by and between the Grantor and the Escrow Agent attached hereto as Exhibit B.

(b) The fees agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable and documented costs and out-of-pocket expenses, including reasonable attorneys’ fees and expenses of one legal counsel, occasioned by any such controversy, litigation or event.

(c) If any reasonable fees, expenses or costs incurred by, or any obligations owed to the Escrow Agent (or its counsel) hereunder are not paid when due, the Escrow Agent may set off against any Escrow Property released to the Grantor from this escrow in accordance with Section 1.05 hereof. The Escrow Agent shall have no right to set off against, and hereby waives any lien it may otherwise have against, any Escrow Property prior to its release from escrow or which is released or to be released in accordance with the terms of this Agreement. Grantor shall remain liable for any unpaid reasonable fees, expenses or costs incurred by, or any obligations owed to the Escrow Agent (or its counsel) hereunder.

(d) The obligations of the Grantor contained in this Section 1.08 will survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent.

ARTICLE 2

TERMS AND CONDITIONS

Section 2.01. Rights, Duties and Immunities of Escrow Agent.

(a) Scope of duties. The duties, responsibilities and obligations of the Escrow Agent will be limited to those expressly set forth herein and no duties, responsibilities or obligations will be inferred or implied. The Escrow Agent will not be required to inquire as to the performance or observation of any obligation, term or condition under any other agreement or arrangement to which the Grantor is a party, even though reference thereto may be made herein. The Escrow Agent will not be required to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from the Grantor or any entity acting on its behalf. Other than as may be required to fulfill its duties and obligations as contemplated by this Agreement, the Escrow Agent will not be required to, and will not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(b) Limitation on liability. The Escrow Agent will not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence, willful misconduct, bad faith or fraud on its part. In no event will the Escrow Agent be liable (i) for any consequential, punitive, special or indirect damages, regardless of the form of action and whether or not any such damages were foreseeable and contemplated, (ii) for an amount in excess of the value of the Escrow Property or (iii) for any liability in connection with the investment or reinvestment of any cash held by it hereunder in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence, willful misconduct, bad faith or fraud) in the investment, reinvestment or liquidation of the Escrow Property, or any loss of interest or income incident to any such delay.

(c) Further limitation on liability. The Escrow Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the reasonable control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or other wire or communication facility).

(d) Right to consult counsel. The Escrow Agent may consult with legal counsel of its own choosing, at the reasonable expense of the Grantor (to the extent documented) in accordance with Section 1.08 hereof, as to any matter relating to this Agreement, and the Escrow Agent will not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e) Duty of care. The Escrow Agent will not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property and will not be required to invest any funds held hereunder except as directed in accordance with this Agreement. Uninvested funds held hereunder will not earn or accrue interest.

(f) Collection. All funds and other property deposited into the Escrow Account or otherwise collected for deposit therein will be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent will not be required, or have any duty, to notify any Person of any payment or maturity under the terms of any instrument deposited hereunder, or to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege that may be afforded to the holder of any such security.

(g) Statements. The Escrow Agent will provide to the Grantor and the Trustee monthly statements identifying transactions, transfers or holdings of Escrow Property, and each such statement will be deemed to be correct and final, absent manifest error, upon receipt thereof by the Grantor and the Trustee unless the Escrow Agent is notified in writing to the contrary within 45 Business Days of the date of such statement.

(h) Disclaimer with respect to Escrow Property. The Escrow Agent will not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited into escrow or held hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it. The Escrow Agent will not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(i) Ambiguity or uncertainty. In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its reasonable sole discretion, refrain from taking any action other than retaining possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by each of the Grantor, the Trustee and the Representative which eliminates such ambiguity or uncertainty.

(j) Conflicting claims. In the event of any dispute between or conflicting claims by or among the Grantor and/or any other person or entity with respect to any Escrow Property, the Escrow Agent will be entitled, in its reasonable sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict continues, and the Escrow Agent will not be or become liable in any way to the Grantor for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent will be entitled to refuse to act until, in its reasonable sole discretion, either (i) such conflicting or adverse claims or demands have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent has received security or an indemnity reasonably satisfactory to it sufficient to hold it harmless from and against any and all Losses (as defined in Section 2.02 hereof) which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses of one legal counsel) incurred in connection with such proceeding will be paid by, and will be solely an obligation of, the Grantor.

(k) Compliance with judicial orders. If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process that in any way affects the Escrow Property, including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Property (an “Order”), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems necessary, provided that the Escrow Agent shall, prior to taking any such action in respect of the Order and if not advised by counsel that to do so would constitute a violation of law, use its best commercially reasonable efforts to notify the Grantor and the Trustee of such Order to allow the Grantor to seek an appropriate order or waive compliance with the provisions of this Agreement; and if the Escrow Agent complies with this Section 2.01(k) and any such Order, the Escrow Agent will not be liable to any of the parties hereto or to any other person or entity even though such Order may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(l) Right to rely on communications. The Escrow Agent will be entitled to conclusively rely upon any order, judgment, certification, demand, instruction, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in conclusive reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. When the Escrow Agent acts on any information, instructions, communications (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by facsimile, email or other form of electronic or data transmission, the Escrow Agent, absent gross negligence, willful misconduct, bad faith or fraud will not be responsible or liable in the event such communication is not an authorized or authentic communication of the Grantor or Trustee, as the case may be, or is not in the form the Grantor or Trustee sent or intended to send (whether due to fraud, distortion or otherwise). Pursuant to Section 2.02 hereof, the Grantor will indemnify the Escrow Agent against any Losses (as such term is defined in Section 2.02 hereof) it may incur as a result of acting in accordance with any such communication.

(m) Right to request instruction. At any time the Escrow Agent may request an instruction in writing from the Grantor and the Trustee and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent will not be liable for acting in accordance with such a proposal on or after the date specified therein; provided that (i) the specified date will be at least five Business Days after each of the Grantor and the Trustee receives the Escrow Agent’s request for instructions and its proposed course of action and (ii) prior to so acting, the Escrow Agent has not received the written instructions requested.

(n) Liability for Taxes. Except as otherwise set forth herein, the Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Grantor will pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and will indemnify and hold harmless the Escrow Agent with respect to any amounts that it is obligated to pay in the way of such taxes, in each case to the reasonable satisfaction of the Escrow Agent. Any payments of income from the Escrow Account will be subject to withholding regulations then in force with respect to United States taxes. Trustee and Grantor further agree as follows: The Escrow Agent shall, for each calendar year (or portion thereof) that the Escrow Account is in existence, report the income of the Escrow Account (i) to Grantor and (ii) to the IRS, as required by law. The parties to this Agreement agree that they will not take any position in connection with the preparation, filing or audit of any tax return that is in any way inconsistent with the foregoing determination or the information returns or reports provided by the Escrow Agent, except as required by law.

(iii) Trustee and Grantor understand and agree that they are required to provide the Escrow Agent with a properly completed and signed Tax Certification (as defined below). In the case of a person that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), an original IRS Form W-9 (or applicable successor form) will be provided. In the case of a person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Tax Code (hereinafter a “foreign person”), an original applicable IRS Form W-8ECI, W-8IMY, W-8EXP or W-8BEN (or applicable successor form), along with any required attachments, will be provided to the Escrow Agent. As used herein “Tax Certification” shall mean an IRS form W-9 or W-8 as described above. Under current law, the applicable IRS Form W-8ECI, W-8IMY, W-8EXP or W-8BEN generally will expire every three (3) years and must be replaced with another properly completed and signed original sent to the Escrow Agent. If required by law, a new original IRS Form W-8, indicating the relevant Escrow Account number, (or such other information or forms as required by law) must be delivered by each foreign person to, and received by, the Escrow Agent either prior to December 31st of the calendar year inclusive of the third (3rd) anniversary date of the date listed on the previously submitted form or as otherwise required by law.

(iv) The Escrow Agent will comply with any U.S. tax withholding or backup withholding and reporting requirements that are required by law. With respect to earnings allocable to a foreign person, the Escrow Agent will withhold U.S. tax as required by law and report such earnings and taxes withheld, if any, for the benefit of such foreign person on IRS Form 1042-S (or any other required form), unless such earnings and withheld taxes are exempt from reporting under Treasury Regulation Section 1.1461-1(c)(2)(ii) or under other applicable law. With respect to earnings allocable to a United States person, the Escrow Agent will report such income, if required, on IRS Form 1099 or any other form required by law. The IRS Forms 1099 and/or 1042-S shall show the Escrow Agent as payor and Grantor as payee.

(v) Grantor hereby (i) represents and warrants that, as of the date this Agreement is made and entered into, the Escrow Account is not a Qualified Settlement Fund, Designated Settlement Fund, or Disputed Ownership Fund within the meaning of Section 468B of the Tax Code (and the regulations thereunder) and (ii) covenants that it shall not take, fail to take or permit to occur any action or inaction, on or after the date this Agreement is made and entered into, that causes the Escrow Account to become such a Qualified Settlement Fund, Designated Settlement Fund, or Disputed Ownership Fund at any time.

(o) Extension of rights of Escrow Agent. The rights, privileges, protections, immunities and benefits given to the Escrow Agent, including without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Escrow Agent in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

Section 2.02. Indemnity. The Grantor will be liable for and will reimburse and indemnify the Escrow Agent and hold the Escrow Agent harmless from and against any and all claims, losses, liabilities, reasonable costs, damages or reasonable expenses (including reasonable and documented attorneys’ fees and expenses of one legal counsel) (collectively, “Losses”) arising from or in connection with or related to this Agreement or being Escrow Agent hereunder; provided, however, that notwithstanding anything to the contrary in this Agreement, the Escrow Agent shall not be indemnified for (i) Losses caused by its gross negligence, willful misconduct, bad faith or fraud and (ii) any consequential, punitive, special or indirect Losses, regardless of the form of action and whether or not any such Losses were foreseeable and contemplated. The provisions of this Section 2.02 will survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent. The cost of enforcing the foregoing right to indemnification shall be paid by Grantor.

Section 2.03. Resignation and Removal of Escrow Agent. (a) The Grantor may remove the Escrow Agent at any time by giving to the Escrow Agent and the Trustee 5 days’ prior notice in writing signed by the Grantor. The Escrow Agent may resign at any time by giving to the Grantor and the Trustee 15 days’ prior written notice thereof.

(b) Within 10 days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, the Grantor will appoint a successor escrow agent, upon notice to the Trustee. The Grantor will cause any successor escrow agent to assume the obligations of the Escrow Agent hereunder or to enter into such other escrow and security agreement as may be reasonably acceptable to the Grantor, and any such other escrow and security agreement shall be administratively acceptable to the Trustee. If a successor escrow agent has not accepted such appointment by the end of such 10-day period or such successor escrow agent has not become so bound, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses of one legal counsel) incurred by the Escrow Agent in connection with such proceeding will be paid by, and be deemed to be solely an obligation of, the Grantor.

(c) Subject to Section 1.08(c), upon receipt of the identity of the successor escrow agent, the Escrow Agent will deliver the Escrow Property then held hereunder to the successor escrow agent. Upon delivery of the Escrow Property to the successor escrow agent, the Escrow Agent will have no further duties, responsibilities or obligations hereunder.

Section 2.04. Termination. This Agreement will terminate upon the distribution of all Escrow Property from the Escrow Account in accordance with the provisions of Section 1.05 hereof, except such provisions of this Agreement that by their express terms survive the termination of this Agreement and/or the resignation or removal of the Escrow Agent. Upon termination of this Agreement, all security interest of the Trustee for the benefit of the holders of the Notes granted pursuant to, and described in, Section 1.03 of this Agreement shall automatically terminate without any further action. The Trustee shall at the reasonable request of the Grantor take all steps reasonably necessary to terminate any financing statements that have not been terminated pursuant to Section 1.03(g) hereof and shall execute such other documents without recourse, representation or warranty of any kind as the Grantor may reasonably request in writing to evidence or confirm the termination of such security interest.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Notices. All notices and other communications under this Agreement will be in writing in English and will be deemed given (a) on the date of delivery when delivered personally, (b) upon acknowledgement of delivery when mailing such notice, (c) upon acknowledgement of delivery when delivered by electronic means (which electronically transmitted copy will be followed by personal, mail or courier delivery of an original), (d) on the next Business Day after delivery to a recognized overnight courier or (e) when sent by facsimile to the parties (which facsimile copy will be followed by personal, mail or courier delivery of an original) at the addresses set forth in Section 1.06 hereof (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision). Whenever under the terms hereof the time for giving a notice or performing an act falls upon a day that is not a Business Day, such time will be extended to the next Business Day. Attached as Schedule 3.01 hereto and made a part hereof is a list of those persons initially entitled to give notices, instructions and other communications to the Trustee and/or the Escrow Agent on behalf of the Grantor hereunder (each such representative, an “Authorized Person”). Schedule 3.01 may be amended from time to time by written notice from the Grantor to the Escrow Agent and the Trustee, with a copy to the Initial Purchasers.

Section 3.02. Representations and Warranties. Each of the Grantor, the Trustee, the Financial Institution and the Escrow Agent hereby represents and warrants (a) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law) and (b) that the execution, delivery and performance of this Agreement by it does not and will not violate any applicable law or regulation governing, in the case of the Trustee, its corporate trust powers.

Section 3.03. Governing Law; Consent to Jurisdiction; Construction. (a) THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(b) The Financial Institution’s jurisdiction for purposes of Sections 8-110 and 9-304 of the Code will be the State of New York.

(c) Each party hereto irrevocably agrees that any legal action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby will be brought in the federal or state courts located in the Borough of Manhattan in the City of New York, and irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding in any such court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. The parties further agree that service of any process, summons, notice or document by certified or registered mail, return receipt requested, to such party’s address set forth in Section 1.06 hereof (or directed to it at the address last specified for notices hereunder) will be effective service of process for any lawsuit, action or other proceeding brought in any such court, and such service will be deemed completed 10 days after the same is so mailed.

(d) Except as set forth in Section 1.03(c), capitalized terms that are used but not defined in this Agreement have the meanings assigned to them in the Indenture. The term “will” as used in this Agreement shall be interpreted to express a command. The term “or” is not exclusive. Words in the singular include the plural and words in the plural include the singular.

Section 3.04. Rights and Remedies. The rights and remedies conferred upon the parties hereto will be cumulative, and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder will not preclude the subsequent exercise of such right or remedy.

Section 3.05. Benefit of the Parties. This Agreement will be binding upon the parties hereto and each of their successors and assigns. This Agreement will inure solely to the benefit of the parties hereto and (subject to 0 hereof) each of their respective successors and assigns, and no other person will have or be construed to have any legal or equitable right, remedy or claim under, in respect of, or by virtue of this Agreement.

Section 3.06. Assignment. This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto, and any purported assignment without such consent will be null and void, except for the appointment of a successor Escrow Agent pursuant to Section 2.03 hereof, the appointment of a successor Trustee pursuant to Section 7.08 of the Indenture or a Trustee succession under Section 7.09 of the Indenture. No party hereto shall assign its rights hereunder until its assignee has submitted to the Escrow Agent (i) Patriot Act disclosure materials and the Escrow Agent has determined that on the basis of such materials it may accept such assignee as a customer and (ii) assignee has delivered an IRS Form W-8 or W-9, as appropriate, to the Escrow Agent which the Escrow Agent has determined to have been properly signed and completed. In addition, the foregoing rights to assign shall be subject, in the case of any party having an obligation to indemnify the Escrow Agent, to the Escrow Agent’s approval based upon the financial ability of assignee to indemnify it being reasonably comparable to the financial ability of assignor, which approval shall not be unreasonably withheld.

Section 3.07. Merger. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior oral or written agreements in regards thereto.

Section 3.08. Amendment. Except as otherwise permitted herein and subject to the provisions of the Indenture, this Agreement may be amended, supplemented or otherwise modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof will be effective unless expressed in a writing signed by all of the parties hereto.

Section 3.09. Severability. The invalidity, illegality or unenforceability of any provision of this Agreement will in no way affect the validity, legality or enforceability of any other provision, and if any provision is held to be enforceable as a matter of law, the other provisions will not be affected thereby and will remain in full force and effect.

Section 3.10. Headings and Captions. The headings and captions included in this Agreement are included solely for convenience of reference and will have no effect on the interpretation or operation of this Agreement.

Section 3.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed to be an original and all such counterparts together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 3.13. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, the Financial Institution and the Escrow Agent like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee, the Financial Institution and the Escrow Agent. The parties to this Agreement agree that they will provide the Trustee, the Financial Institution and the Escrow Agent with such information as any of them may reasonably request in order for the parties to satisfy the requirements of the U.S.A. Patriot Act.

Section 3.14. The Trustee. The Trustee has entered into this Agreement not in its individual capacity but solely as Trustee under the Indenture and shall be entitled, in connection with its execution, delivery and performance of this Agreement, to all the rights, protections, immunities and exculpations available to it as Trustee under the Indenture. The Trustee shall not be liable to the Escrow Agent or the Financial Institution for the payment of any amounts owing to them under this Agreement, payment of which amounts shall be the sole obligation of the Grantor.

Section 3.15. ERISA. The Grantor represents and warrants at the date of this Agreement and at all times until the termination of this Agreement that they are not and are not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) that is subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a “plan” within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), to which Section 4975 of the Code applies, (iii) an entity whose underlying assets include “plan assets” subject to Title I of ERISA or Section 4974 of the Code by reason of Section 3(42) of ERISA, U.S. Department of Labor Regulation 29 CFR Section 25 10.3-101 or otherwise, or (IV) a “governmental plan” (as defined in ERISA or the Code) or another type of plan (or an entity whose assets are considered to include the assets of any such governmental or other plan) that is subject to any law, rule or restriction that is substantively similar or of similar effect to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). Trustee and Grantor will provide written notice to Escrow Agent if it is aware that it is in breach of this representation and warranty or is aware that with the passing of time, giving of notice or expiring of any applicable grace period it will be in breach of this representation and warranty.

Section 3.16. Business Day. As used in this Agreement, “Business Day” means a day other than a Saturday, Sunday, or other day when banking institutions in Chicago, Illinois are authorized or required by law or executive order to be closed.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized officer as of the day and year first written above.

ENERGIZER SPINCO, INC., as Grantor

By:	/s/ Brian Hamm
	Name:	Brian Hamm
	Title:	Vice President and Chief Financial Officer

BANK OF AMERICA, N.A. as Escrow Agent and Financial Institution

By:	/s/ Wayne M. Evans
Name: Wayne M. Evans
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Michael Countryman
Name: Michael Countryman
Title: Vice President

SCHEDULE 3.011

[A “SCHEDULE 3.01” MUST BE COMPLETED AND EXECUTED FOR EACH PARTY TO

THE AGREEMENT]

EXHIBIT B

Escrow Agreement Dated as of [date] by and among [Designate Parties]

Certificate of Authorized Representatives – [Designate Party]

Name:	Name:

Title:	Title:

Phone:	Phone:

Facsimile:	Facsimile:

E-mail:	E-mail:

Signature:	Signature:

Fund Transfer / Disbursement Authority Level:	Fund Transfer / Disbursement
Authority Level:

☐ Initiate	☐ Initiate

☐ Verify transactions initiated by others	☐ Verify transactions initiated by others

Name:	Name:

Title:	Title:

Phone:	Phone:

Facsimile:	Facsimile:

E-mail:	E-mail:

Signature:	Signature:

Fund Transfer / Disbursement Authority Level:	Fund Transfer / Disbursement
Authority Level:

☐ Initiate	☐ Initiate

[1]	This Schedule 3.01 may be amended from time to time by written notice from the Grantor to the Escrow Agent, the Trustee and the Initial Purchasers.

☐ Verify transactions initiated by others	☐ Verifytransactions initiated by others

The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the person or persons identified above including without limitation, to initiate and verify funds transfers as indicated.

[Name of Party]:

By:
Name:
Title:

Date:

EXHIBIT A

FORM OF OFFICERS’ CERTIFICATE

of

ENERGIZER SPINCO, INC.

This certificate is being delivered to the Trustee and the Escrow Agent pursuant to Section 1.05(b) of the Escrow and Security Agreement, dated as of June 1, 2015 (the “Escrow and Security Agreement”), among Energizer SpinCo, Inc. a Missouri corporation (the “Grantor”), Bank of America, N.A., as Escrow Agent (in such capacity, the “Escrow Agent”) and as Financial Institution (defined below) (in such capacity, the “Financial Institution”), and The Bank of New York Mellon Trust Company, N.A. as Trustee under the Indenture (defined in the Escrow and Security Agreement) (in such capacity, the “Trustee”). Capitalized terms used but not defined herein have the respective meanings specified in the Escrow and Security Agreement and the Indenture. The Grantor, hereby instructs the Escrow Agent to release the Escrow Property and certifies through the undersigned officer that all of the following conditions have been met or will be satisfied concurrently with the release of the Escrow Property:

(i) the Internal Reorganization has been completed on substantially the terms described in the Offering Memorandum without any modification that is materially adverse to the holders of the Notes,

(ii) the Grantor has satisfied all of the conditions precedent to the initial funding under a new secured term loan facility and a new secured revolving credit facility pursuant to the Credit Agreement with terms consistent in all material respects with those described in the Offering Memorandum under “Description of Material Indebtedness—the Senior Credit Facilities” and the Grantor has incurred $400.0 million under the secured term loan facility,

(iii) the undersigned believes, on behalf of the Grantor, that the consummation of the Separation (as defined in the Offering Memorandum) on substantially the terms described in the Offering Memorandum (without any modification that is materially adverse to the holders of the Notes) will occur within one Business Day after the date of the escrow release,

(iv) upon such release and giving effect thereto, no Default (as defined in the Indenture) has occurred and is continuing under the Indenture, and the Grantor and its Restricted Subsidiaries (as defined in the Indenture) have no material Debt other than Debt described in the Offering Memorandum, and

(v) (a) each Domestic Restricted Subsidiary (as defined in the Indenture) of the Grantor that guarantees Debt or is a borrower under the Credit Agreement has executed and delivered (1) a supplemental indenture pursuant to which such Domestic Restricted Subsidiary has become a guarantor party to the Indenture and (2) a joinder agreement under which each such Domestic Restricted Subsidiary has become a party to the Purchase Agreement and (b) the opinions specified under Section 5 of the Purchase Agreement required to be delivered concurrently with the release of the Escrow Property, have been delivered, provided that it is understood that certain steps set forth above may occur during the day after the release of funds from the Escrow Account, and the undersigned further certifies that such steps will occur during the day thereafter.

[Signature page follows]

IN WITNESS WHEREOF, the Grantor through an Authorized Person, has signed this Certificate this                     , 2015.

ENERGIZER SPINCO, INC.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B

SCHEDULE OF FEES FOR ESCROW AGENT SERVICES

ESCROW AGENT FEE SCHEDULE

Set-Up Fee:	$500.00

Tax Reporting Set-up Fee:	$250.00

Annual Administration Fee:	$5,000.00

Wire or Check Disbursement Fee	$20.00

THE SET-UP FEES AND FIRST YEAR’S ANNUAL ADMINISTRATION FEES ARE DUE UPON EXECUTION OF THE ESCROW AGREEMENT.

Escrow Agent reserves the right to bill at cost for all reasonable, documented out-of-pocket expenses, including out-of-pocket expenses in connection with the closing. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.

*	(The Annual Administration Fee will be invoiced yearly in advance, without pro-ration for partial years. Wire and check disbursement fees will be invoiced on a quarterly basis.)